Exhibit 99.1

Clarivate Reports Second Quarter 2021 Results

— Updates outlook for 2021 —

London, UK -- July 29, 2021 - Clarivate Plc (NYSE: CLVT) (the “Company” or “Clarivate”), a global leader in providing trusted information and insights to accelerate the pace of innovation, today reported results for the second quarter ended June 30, 2021.

Second Quarter 2021 Financial Highlights

•	Revenues of $445.6 million and Adjusted Revenues(1) of $447.0 million, increased 59% and 57%, respectively, at constant currency

•	Organic revenues(1), which exclude the impact of acquisitions and divestitures, increased 5%, at constant currency

•	Net loss of $82.2 million increased 225%; Adjusted Net Income(1) of $110.0 million increased 58%

•	Net loss per diluted share of $(0.13) increased $0.06; Adjusted Income per diluted share(1) (EPS) of $0.17 decreased $0.01 due to a 63% increase in the weighted average ordinary shares outstanding driven primarily by the CPA Global acquisition and the Company's 1H 2020 primary and secondary offerings, which have now been outstanding for a full period

•	Adjusted EBITDA(1) of $189.0 million increased 89% and Adjusted EBITDA Margin(1) of 42% increased 610 basis points

First Half 2021 Financial Highlights

•	Revenue of $874.1 million and Adjusted Revenue(1) of $878.5 million increased 66% and 65%, respectively, at constant currency

•	Organic revenues(1), which exclude the impact of acquisitions and divestitures, increased 6%, at constant currency

•	Net loss of $106.2 million decreased 32%; Adjusted Net Income(1) of $198.4 million increased 109%

•	Net loss per diluted share of $(0.17) decreased 60% or $(0.26); Adjusted Income per diluted share(1) (EPS) of $0.31 increased 24% or $0.06

•	Adjusted EBITDA(1) of $353.8 million increased 98% and Adjusted EBITDA Margin(1) of 40% increased 600 basis points

•	Cash Flow from Operations increased $154 million to $262 million; Adjusted Free Cash Flow(1) increased $138.9 million to $258.5 million

"Our second quarter and first half results showed several positive trends including mid-single-digit organic revenue growth as well as significant increases in margins and free cash flow. The improved performance reflects the recovery we are seeing across many product segments, which were impacted during last year's global pandemic," said Jerre Stead, Executive Chairman and CEO. "I am very proud of our colleagues who

1 Represents a Non-GAAP measure. Please see “Reconciliation to Certain Non-GAAP measures” in this earnings release for important disclosures and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this earnings press release.

have driven operational improvements, our connected workplace and the integration of acquisitions well-ahead of schedule."

"With our solid first half results including almost 6% organic revenue growth at constant currency, we tightened the range of our 2021 financial outlook. We currently expect to exit the fourth quarter of 2021 with organic revenue growth towards the upper-end of our 6% to 8% target."

Selected Financial Information

The results for the three and six months ended June 30, 2021 include contributions from the following acquisitions: 1) CPA Global, which was completed in October 2020; 2) Beijing Incopat Co., Ltd ("IncoPat"), which was completed in October 2020; and 3) Hanlim IPS Co., Ltd ("Hanlim"), which was completed in November 2020, for which there were no comparable amounts in the three and six months ended June 30, 2020. The results for the three and six months ended June 30, 2021 exclude the results of Techstreet, which was divested in November 2020.

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
(in millions, except percentages and per share data)	2021	2020	$	%	2021	2020	$	%
Revenues, net	$445.6	$273.5	$172.1	62.9%	$874.1	$514.1	$360.0	70.0%
Adjusted revenues, net(1)	$447.0	$276.9	$170.1	61.4%	$878.5	$519.4	$359.1	69.1%
Annualized Contract Value (ACV)	$924.4	$852.8	$71.6	8.4%	$924.4	$852.8	$71.6	8.4%

Net loss	$(82.2)	$(25.3)	$56.9	224.9%	$(106.2)	$(154.9)	$(48.7)	(31.4)%
Net loss per share	$(0.13)	$(0.07)	$0.06	85.7%	$(0.17)	$(0.43)	$(0.26)	(60.5)%
Weighted-average shares outstanding (diluted)	617.4	375.9	—	64.2%	613.1	359.5	—	70.5%
Adjusted EBITDA(1)	$189.0	$100.1	$88.9	88.8%	$353.8	$178.3	$175.5	98.4%

Adjusted net income(1)	$110.0	$69.5	$40.5	58.3%	$198.4	$94.9	$103.5	109.1%
Adjusted diluted EPS(1)	$0.17	$0.18	$(0.01)	(5.6)%	$0.31	$0.25	$0.06	24.0%
Weighted average ordinary shares (diluted)(2)	641.4	394.6	—	62.5%	633.1	381.0	—	66.2%
Net cash provided by operating activities	$87.7	$61.5	$26.2	42.6%	$261.7	$107.6	$154.1	143.2%
Free cash flow(1)	$58.6	$28.2	$30.4	107.8%	$199.6	$54.9	$144.7	263.6%
Adjusted free cash flow(1)	$95.3	$41.7	$53.6	128.5%	$258.5	$119.6	$138.9	116.1%

(Amounts in tables may not sum due to rounding)

(1)  Non-GAAP measure. Please see “Reconciliation to Certain Non-GAAP measures” in this earnings release for important disclosures and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this earnings press release.

(2)  Calculated assuming a net income position compared to a net loss position on the statement of operations for calculating Adjusted net income and Adjusted diluted EPS.

Revenues, net, for the second quarter of 2021 increased $172.1 million, or 62.9%, to $445.6 million, compared to the prior-year period. On a constant currency basis, revenues, net, increased 58.5% for the second quarter of 2021. Adjusted revenues, net, which excludes the impact of deferred revenues resulting from purchase accounting adjustments primarily related to acquisitions, increased $170.1 million or 61.4%, to $447.0 million, compared to the second quarter of 2020. On a constant currency basis, Adjusted revenues, net, increased 57.1% for the second quarter of 2021. Excluding the impact of acquisitions and divestitures, organic revenues(1) increased 4.5% on a constant currency basis for the second quarter of 2021 compared to the prior year period, due to higher subscription and transactional revenues. For the six months ended June 30, 2021, organic revenue, net, increased 5.7% at constant currency, compared to the prior year period.

Subscription revenues for the second quarter of 2021 increased $27.0 million, or 12.5%, to $243.6 million, compared to the prior-year period, primarily driven by the acquisition of CPA Global, partially offset by the Techstreet divestiture. On a constant currency basis, subscription revenues increased 7.9% for the second quarter of 2021. Excluding the impact of acquisitions and divestitures, organic subscription revenues(1) increased 1.4% on a constant currency basis for the second quarter of 2021 compared to the prior year period, due to the normalization of timing benefits realized in the first quarter of 2021 (organic subscription revenues increased 6.1% in the first quarter of 2021), as well as more disciplined operating procedures. For the six months ended June 30, 2021, organic subscription revenues increased 3.6% at constant currency, compared to the prior year period.

Re-occurring revenues for the second quarter of 2021 were $113.7 million (no prior year comparable amount), primarily from the patent renewals business acquired in the CPA Global acquisition.

Transactional revenues for the second quarter of 2021 increased $29.4 million, or 48.7%, to $89.8 million, compared to the prior-year period. On a constant currency basis, transactional revenues increased 45.3% for the second quarter of 2021. Excluding the impact of acquisitions and divestitures, organic transactional revenues(1) increased 15.8% on a constant currency basis, compared to the second quarter of 2020. The growth in organic revenues is due to an increase in professional services business lines, trademark search volumes, stronger back file and custom data sales. For the six months ended June 30, 2021, organic transactional revenues increased 13.3% at constant currency, compared to the prior year period.

Net loss for the second quarter of 2021 was $82.2 million, or $(0.13) per share, compared to Net loss of $25.3 million, or $(0.07) per share, in the prior-year period, driven by higher amortization expense from acquisitions and higher restructuring and impairment charges.

Adjusted EBITDA for the second quarter 2021 was $189.0 million, an increase of $88.9 million or 88.8%, compared to the prior-year period, driven by the earnings contribution from acquisitions and organic growth.

Adjusted net income for the second quarter of 2021 was $110.0 million, an increase of $40.5 million or 58.3%, compared to the prior year period, driven by higher revenues and ongoing cost savings initiatives. Adjusted diluted earnings per share was $0.17 for the second quarter of 2021, compared to $0.18 in the prior-year period, as strong growth in Adjusted net income was offset by a 62.5% increase in weighted average ordinary shares outstanding primarily driven by the acquisition of CPA Global.

Balance Sheet and Cash Flow

At June 30, 2021 cash and cash equivalents of $2.6 billion increased $2.3 billion, compared to December 31, 2020, primarily driven by the June 2021 equity offering of $1.393 billion in net proceeds of 5.25% Series A Mandatory Convertible preferred shares and $728.8 million in net proceeds of ordinary shares after deducting underwriting discounts and estimated offering expenses payable. Restricted cash was $2.0 billion at June 30, 2021, which represents the proceeds from the $2.0 billion debt offering in June 2021 and is being held in escrow until the completion of the proposed acquisition of ProQuest. The Company intends to use the proceeds to finance a portion of the purchase price for its pending acquisition of ProQuest.

The Company's total debt outstanding at June 30, 2021 was $5,533.1 million, an increase of $1,985.7 million compared to December 31, 2020, primarily due to the June 2021 debt offering of $1.0 billion of 3.875% senior secured notes due 2028 and $1.0 billion of 4.875% senior notes due 2029. The Company intends to use the proceeds to finance a portion of the purchase price for its pending acquisition of ProQuest.

Net cash provided by operating activities was $261.7 million for the six months ended June 30, 2021, compared to net cash provided by operating activities of $107.6 million for the prior year period. Adjusted free cash flow for the six months ended June 30, 2021, was $258.5 million, an increase of $138.9 million, compared to the prior year period, as a result of growth in revenues and Adjusted EBITDA.

Updated Outlook for 2021 (forward-looking statement)

The Company updated its outlook based on the first half 2021 financial performance. The Company currently expects the full year revenue split to be approximately 48% first half and 52% second half, and Adjusted EBITDA to be approximately 44% first half and 56% second half, with a heavier weighting in the fourth quarter of 2021 due to the seasonality of several business segments including DRG and CPA Global and the impact of cost synergies.

The full year outlook presented below assumes no further currency movements, acquisitions, divestitures, or unanticipated events. Additionally, the outlook excludes any contribution from the proposed acquisition of ProQuest.

The below outlook includes Non-GAAP measures. Please see "Reconciliation to Certain Non-GAAP measures" presented below for important disclosure and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this earnings press release.

	Updated Outlook	Previous Outlook
Adjusted Revenues	$1.80B to $1.84B	$1.79B to $1.84B
Adjusted EBITDA	$795M to $825M	$790M to $825M
Adjusted EBITDA margin	No change	44% to 45%
Adjusted Diluted EPS(1)	$0.70 to $0.74	$0.74 to $0.79
Adjusted Free Cash Flow	No change	$450M to $500M

(1) The updated Adjusted Diluted EPS is due to an increase of 42 million shares in the fully diluted weighted average shares outstanding as a result of the June primary and convertible share offering, as noted above. Adjusted diluted EPS for 2021 is calculated based on approximately 673.1 million (previously 631.0 million) fully diluted weighted average shares outstanding.

Conference Call and Webcast

Clarivate will host a conference call and webcast today to review the results for the first quarter at 8:00 a.m. Eastern Time. The conference call will be simultaneously webcast on the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast by dialing 1-888-317-6003 in the United States, 1-412-317-6061 for international, and 1-866-284-3684 in Canada. The conference ID number is 5985185. An audio replay will be available approximately two hours after the completion of the call at 1-877-344-7529 in the United States, 1-412-317-0088 for international, and 1-855-669-9658 in Canada. The Replay Conference ID number is 10153162. The recording will be available for replay through August 12, 2021. The webcast can be accessed at https://services.choruscall.com/links/clvt210729.html and will be available for replay.

Use of Non-GAAP Financial Measures

Non-GAAP results are not presentations made in accordance with U.S. generally accepted accounting principles ("GAAP") and are presented only as a supplement to our financial statements based on GAAP. Non-GAAP financial information is provided to enhance the reader’s understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP. They are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such measures in isolation from, or as a substitute for, financial measures or results of operations calculated or determined in accordance with GAAP.

We use non-GAAP measures in our operational and financial decision-making. We believe that such measures allow us to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations and we also believe that investors may find these non-GAAP financial measures useful for the same reasons. Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of GAAP financial disclosures. However, non-GAAP measures have limitations as analytical tools and because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

Definitions and reconciliations of non-GAAP measures, such as Adjusted Revenues, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, Adjusted Free Cash Flow, Standalone Adjusted EBITDA, and organic revenue to the most directly comparable GAAP measures are provided within the schedules attached to this release. Our presentation of non-GAAP measures should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that any projections and estimates will be realized in their entirety or at all.

Forward-Looking Statements

This communication contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future business, events, trends, contingencies, financial performance, or financial condition, appear at various places in this communication and may use words like “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “see,” “seek,” “should,” “strategy,” “strive,” “target,” “will,” and “would” and similar expressions, and variations or negatives of these words. Examples of forward-looking statements include, among others, statements we make regarding: guidance outlook and predictions relating to expected operating results, such as revenue growth and earnings; our expectations around our ability to consummate our pending acquisition of ProQuest, which is subject to customary closing conditions including receipt of approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; strategic actions such as acquisitions, joint ventures, and dispositions, including the anticipated benefits therefrom, and our success in integrating acquired businesses; anticipated levels of capital expenditures in future periods; our ability to successfully realize cost savings initiatives and transition services expenses; our belief that we have sufficiently liquidity to fund our ongoing business operations; expectations of the effect on our financial condition of claims, litigation, environmental costs, the COVID-19 pandemic and governmental responses thereto, contingent liabilities, and governmental and regulatory investigations and proceedings; and our strategy for customer retention, growth, product development, market position, financial results, and reserves. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are difficult to predict and many of which are outside of our control. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include those factors discussed under the caption “Risk Factors” in our 2020 annual report on Form 10-K/A, along with our other filings with the U.S. Securities and Exchange Commission (“SEC”). However, those factors should not be considered to be a complete statement of all potential risks and uncertainties. Additional risks and uncertainties not known to us or that we currently deem immaterial may also impair our business operations. Forward-looking statements are based only on information currently available to our management and speak only as of the date of this communication. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. Please consult our public filings with the SEC or on our website at www.clarivate.com.

About Clarivate

Clarivate™ is a global leader in providing solutions to accelerate the lifecycle of innovation. Our bold mission is to help customers solve some of the world’s most complex problems by providing actionable information and insights that reduce the time from new ideas to life-changing inventions in the areas of science and intellectual property. We help customers discover, protect and commercialize their inventions using our trusted subscription and technology-based solutions coupled with deep domain expertise. For more information, please visit clarivate.com.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share data)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$2,559,596	$257,730
Restricted cash	2,010,917	11,278
Accounts receivable, net of allowance of $7,918 and $8,745 at June 30, 2021 and December 31, 2020, respectively	628,134	737,733
Prepaid expenses	66,011	58,273
Other current assets	221,905	262,494
Total current assets	5,486,563	1,327,508
Property and equipment, net	27,805	36,267
Other intangible assets, net	7,197,319	7,370,350
Goodwill	6,315,550	6,252,636
Other non-current assets	42,145	47,944
Deferred income taxes	27,523	29,786
Operating lease right-of-use assets	54,965	132,356
Total Assets	$19,151,870	$15,196,847

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$86,970	$82,038
Accrued expenses and other current liabilities	611,263	716,356
Current portion of deferred revenues	664,901	707,318
Current portion of operating lease liability	29,143	35,455
Current portion of long-term debt	2,028,600	28,600
Total current liabilities	3,420,877	1,569,767
Long-term debt	3,443,927	3,457,900
Warrant liabilities	278,965	312,751
Non-current portion of deferred revenues	48,142	41,399
Other non-current liabilities	62,149	67,722
Deferred income taxes	338,659	362,261
Operating lease liabilities	69,072	104,324
Total liabilities	7,661,791	5,916,124
Commitments and contingencies
Shareholders’ equity:
Preferred Shares, no par value; 14,375,000 shares authorized; 5.25% Mandatory Convertible Preferred Shares, Series A, 14,375,000 and 0 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	1,393,222	—
Ordinary Shares, no par value; unlimited shares authorized at June 30, 2021 and December 31, 2020; 641,419,578 and 606,329,598 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	10,843,549	9,989,284
Accumulated other comprehensive income	571,554	503,521
Accumulated deficit	(1,318,246)	(1,212,082)
Total shareholders’ equity	11,490,079	9,280,723
Total Liabilities and Shareholders’ Equity	$19,151,870	$15,196,847

Condensed Consolidated Statement of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,
	2021	2020 (As Restated)
Revenues, net	$445,645	$273,500

Operating expenses:
Cost of revenues	(136,607)	(92,379)
Selling, general and administrative costs	(149,814)	(103,665)
Depreciation	(3,253)	(2,904)
Amortization	(126,923)	(53,241)
Restructuring and impairment	(41,700)	(15,846)
Other operating income, net	900	8,781
Total operating expenses	(457,397)	(259,254)
Loss from operations	(11,752)	14,246
Mark to market adjustment on financial instruments	(21,021)	(23,790)
Loss before interest expense and income tax	(32,773)	(9,544)
Interest expense and amortization of debt discount, net	(38,569)	(21,122)
Loss before income tax	(71,342)	(30,666)
(Provision) benefit for income taxes	(10,868)	5,385

Net loss	$(82,210)	$(25,281)

Per share:
Basic and diluted	$(0.13)	$(0.07)

Weighted average shares used to compute earnings per share:
Basic and diluted	617,419,742	375,877,260

Condensed Consolidated Statement of Operations (Unaudited)

(In thousands, except share and per share data)

	Six Months Ended June 30,
	2021	2020 (As Restated)
Revenues, net	$874,075	$514,092
Operating expenses:
Cost of revenues	(275,348)	(175,060)
Selling, general and administrative costs	(261,159)	(236,721)
Depreciation	(6,586)	(5,233)
Amortization	(255,244)	(102,353)
Restructuring and impairment	(106,367)	(23,600)
Other operating (expense) income, net	(15,330)	14,813
Total operating expenses	(920,034)	(528,154)
Loss from operations	(45,959)	(14,062)
Mark to market adjustment on financial instruments	(21,021)	(79,422)
Loss before interest expense and income tax	(15,765)	(93,484)
Interest expense and amortization of debt discount, net	(75,962)	(52,062)
Loss before income tax	(91,727)	(145,546)
Provision for income taxes	(14,437)	(9,368)
Net loss	$(106,164)	$(154,914)

Per share:
Basic and diluted	$(0.17)	$(0.43)

Weighted average shares used to compute earnings per share:
Basic and diluted	613,121,593	359,503,556

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2021	2020
Cash Flows From Operating Activities
Net loss	$(106,164)	$(154,914)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	261,830	107,586
Bad debt expense	5,405	787
Deferred income tax benefit	(589)	(6,641)
Share-based compensation	23,295	20,824
Restructuring and impairment	70,043	4,771
Gain on foreign currency forward contracts	(1,912)	—
Mark to market adjustment on contingent and phantom shares	(26,796)	5,763
Mark to market adjustment on financial instruments	(30,194)	79,422
Deferred finance charges	4,716	2,072
Other operating activities	3,565	(8,963)
Changes in operating assets and liabilities:
Accounts receivable	108,677	93,036
Prepaid expenses	(7,946)	(6,693)
Other assets	51,875	58,218
Accounts payable	5,930	(5,851)
Accrued expenses and other current liabilities	(30,491)	(21,142)
Deferred revenues	(38,263)	(6,073)
Operating lease right of use assets	11,821	4,698
Operating lease liabilities	(40,259)	(5,439)
Other liabilities	(2,877)	(53,899)
Net cash provided by operating activities	261,666	107,562

Cash Flows From Investing Activities
Capital expenditures	(62,021)	(52,651)
Acquisitions, net of cash acquired	433	(885,323)
Acquisition of intangible assets	—	(5,982)
Proceeds from sale of product line, net of restricted cash	—	3,751

Net cash used in investing activities	(61,588)	(940,205)

Cash Flows From Financing Activities
Principal payments on term loan	(14,300)	(6,300)
Repayments of revolving credit facility	—	(65,000)
Payment of debt issuance costs	(4,389)	(5,267)
Contingent purchase price payment	—	(4,115)
Proceeds from issuance of debt	2,000,000	360,000
Proceeds from issuance of ordinary shares	728,768	843,766
Proceeds from issuance of preferred shares	1,393,222	—
Proceeds from warrant exercises	—	277,526
Proceeds from stock options exercised	14,835	1,182
Payments related to tax withholding for stock-based compensation	(21,734)	(25,538)
Net cash (used in) provided by financing activities	4,096,402	1,376,254
Effects of exchange rates	5,025	(9,218)
Net increase in cash and cash equivalents, and restricted cash	4,301,505	534,393
Beginning of period:
Cash and cash equivalents	257,730	76,130
Restricted cash	11,278	9
Total cash and cash equivalents, and restricted cash, beginning of period	269,008	76,139

Cash and cash equivalents, and restricted cash, end of period	4,570,513	610,532

End of period:
Cash and cash equivalents	2,559,596	608,522
Restricted cash	2,010,917	2,010
Total cash and cash equivalents, and restricted cash, end of period	$4,570,513	$610,532

Supplemental Cash Flow Information
Cash paid for interest	69,697	42,187
Cash paid for income tax	12,553	8,028
Capital expenditures included in accounts payable	3,848	1,819

	Six Months Ended June 30,
	2021	2020
Non-Cash Financing Activities:
Shares issued to Capri Acquisition Topco Limited	5,052,165
Purchase & Retirement of Treasury Stock	(5,052,165)
Shares issued as contingent stock consideration associated with the DRG acquisition	61,619	—
Shares issued as contingent stock consideration associated with the CPA Global acquisition	43,890	—
Total Non-Cash Financing Activities	105,509	—

Reconciliation to Certain Non-GAAP Measures

(Amounts in tables may not sum due to rounding)

Adjusted Revenues

Adjusted Revenues excludes the impact of the deferred revenues purchase accounting adjustment (primarily recorded in connection with recent acquisitions).

The following table presents our calculation of Adjusted Revenues for the three and six months ended June 30, 2021 and 2020 and a reconciliation of this measure to our Revenues, net for the same periods:

	Three Months Ended June 30,		Variance
(in millions, except percentages)	2021	2020	$	%
Revenues, net	$445.6	$273.5	$172.1	62.9%
Deferred revenues adjustment(1)	1.4	3.4	(2.1)	(60.1)%
Adjusted revenues, net	$447.0	$276.9	$170.1	61.4%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting.

	Six Months Ended June 30,		Variance
(in millions, except percentages)	2021	2020	$	%
Revenues, net	$874.1	$514.1	$360.0	70.0%
Deferred revenues adjustment(1)	4.4	5.3	(0.9)	(17.0)%
Adjusted revenues, net	$878.5	$519.4	$359.1	69.1%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting.

Adjusted EBITDA

Adjusted EBITDA represents net loss before provision for income taxes, depreciation and amortization, interest income and expense adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income and expense from divestitures), share-based compensation, mandatory convertible preferred share dividend expense, unrealized foreign currency gains/(losses), costs associated with the transition services agreement with Thomson Reuters, which we entered into in connection with our separation from Thomson Reuters in 2016, separation and integration costs, transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, costs related to our merger with Churchill Capital Corp in 2019, non-operating income or expense, the impact of certain non-cash, mark to market adjustments on financial instruments and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance and certain unusual items impacting results in a particular period. Per Clarivate’s Non-GAAP policy effective January 1, 2021, we have ceased use of adjustments for costs in connection with our separation from Thomson Reuters including costs related to the transition services agreement and separation, integration, and transformational expenses, as well as costs related to our merger with Churchill Capital Corp in 2019.

The following table presents our calculation of Adjusted EBITDA for the three and six months ended June 30, 2021 and 2020 and reconciles these measures to our Net loss for the same periods:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Net loss	$(82.2)	$(25.3)	$(106.2)	$(154.9)
Provision for income taxes	10.9	(5.4)	14.4	9.4
Depreciation and amortization	130.2	56.1	261.8	107.6
Interest expense and amortization of debt discount, net	38.6	21.1	76.0	52.1
Deferred revenues adjustment(1)	1.4	3.4	4.4	5.3
Transaction related costs(2)	13.2	8.5	(13.5)	35.2
Share-based compensation expense	15.9	6.9	26.5	24.3
Restructuring and impairment(3)	41.7	15.9	106.4	23.6
Mark to market adjustment on financial instruments(4)	21.0	23.8	(30.2)	79.4
Other (5)	(1.6)	(4.9)	14.1	(3.6)
Adjusted EBITDA	$189.0	$100.1	$353.8	$178.3
Adjusted EBITDA Margin	42.3%	36.2%	40.3%	34.3%

(1)  Reflects the deferred revenues adjustment as a result of purchase accounting associated with businesses that were acquired.

(2) Includes costs incurred to complete business combination transactions, including acquisitions, dispositions and capital market activities and include advisory, legal, and other professional and consulting costs. This also includes the mark to market adjustments on the contingent stock consideration associated with the CPA Global and DRG acquisitions, as well as the mark to market adjustment associated with the CPA phantom share liability plan.

(3) Reflects costs primarily related to restructuring and impairment associated with the acquisition of DRG and CPA Global in 2020, as well as the approved One Clarivate restructuring program in 2021. This also includes costs incurred in connection with the initiative, following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two segments.

(4) Reflects mark to market adjustments on our private placement warrant financial instruments. In periods after issuance, changes in the estimated fair value of the liabilities are reported through earnings.

(5) Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance. The 2020 detail also includes costs related to a transition services agreement and offset by the reverse transition services agreement from the sale of MarkMonitor and costs incurred in connection with and after our separation from Thomson Reuters in 2016 relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These costs were largely wound down by the end of December 31, 2020.

Adjusted Net Income and Adjusted Diluted EPS

Adjusted Net Income is calculated using net loss, adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income and expense from the divested business), amortization related to acquired intangible assets, share-based compensation, mandatory convertible preferred share dividend expense, unrealized foreign currency gains/(losses), costs associated with the transition services agreement with Thomson Reuters, which we entered into in connection with our separation from Thomson Reuters in 2016, separation and integration costs, transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, costs related to our merger with Churchill Capital Corp in 2019, non-operating income or expense, the impact of certain non-cash, mark to market adjustments on financial instruments, interest on debt held in escrow, and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance and certain unusual items impacting results in a particular period, and the income tax impact of any adjustments. Per Clarivate’s Non-GAAP policy effective January 1, 2021, we have ceased use of adjustments for costs in connection with our separation from Thomson Reuters including costs related to the transition services agreement and separation, integration, and transformational expenses, as well as costs related to our merger with Churchill Capital Corp in 2019. We calculate Adjusted Diluted EPS by using Adjusted Net Income divided by diluted weighted average shares for the period.

The following table presents our calculation of Adjusted Net Income and Adjusted Diluted EPS for the three and six months ended June 30, 2021 and 2020 and reconciles these measures to our Net loss and EPS for the same periods:

	Three Months Ended June 30,		Three Months Ended June 30,
	2021		2020
(in millions, except per share amounts)	Amount	Per Share	Amount	Per Share
Net loss	$(82.2)	$(0.13)	$(25.3)	$(0.07)
Deferred revenues adjustment(1)	1.4	—	3.4	0.01
Transaction related costs(2)	13.2	0.02	8.5	0.02
Share-based compensation expense	15.9	0.02	6.9	0.02
Amortization related to acquired intangible assets	111.2	0.17	47.6	0.12
Restructuring and impairment(3)	41.7	0.07	15.8	0.04
Mark to market adjustment on financial instruments(4)	21.0	0.03	23.8	0.06
Interest on new debt(5)	1.4	—	—	—
Other(6)	(1.6)	—	(4.9)	(0.01)
Income tax impact of related adjustments	(12.0)	(0.02)	(6.2)	(0.02)
Adjusted net income and Adjusted Diluted EPS	$110.0	$0.17	$69.5	$0.18
Weighted average ordinary shares (Diluted)	641,356,463		394,596,443

	Six Months Ended June 30,		Six Months Ended June 30,
	2021		2020
(in millions, except per share amounts)	Amount	Per Share	Amount	Per Share
Net loss	$(106.2)	$(0.17)	$(154.9)	$(0.41)
Deferred revenues adjustment(1)	4.4	0.01	5.3	0.01
Transaction related costs(2)	(13.5)	(0.02)	35.2	0.09
Share-based compensation expense	26.5	0.04	24.3	0.06
Amortization related to acquired intangible assets	222.1	0.35	87.7	0.23
Restructuring and impairment(3)	106.4	0.17	23.6	0.06
Mark to market adjustment on financial instruments(4)	(30.2)	(0.05)	79.4	0.21
Interest on debt held in escrow(5)	1.4	—	—	—
Debt extinguishment costs and refinancing related costs	—	—	8.6	0.02
Other(6)	14.1	0.02	(3.6)	(0.01)
Income tax impact of related adjustments	(26.8)	(0.04)	(10.7)	(0.03)
Adjusted net income and Adjusted Diluted EPS	$198.4	$0.31	$94.9	$0.25
Weighted average ordinary shares (Diluted)	633,109,171		380,955,231

(1) Reflects the deferred revenues adjustment as a result of purchase accounting associated with businesses that were acquired.

(2) Includes costs incurred to complete business combination transactions, including acquisitions, dispositions and capital market activities and include advisory, legal, and other professional and consulting costs. This also includes the mark to market adjustments on the contingent stock consideration associated with the CPA Global and DRG acquisitions, as well as the mark to market adjustment associated with the CPA phantom share liability plan.

(3) Reflects costs primarily related to restructuring and impairment associated with the acquisition of primarily DRG and CPA Global in 2020, as well as the approved One Clarivate restructuring program in 2021. This also includes costs incurred in connection with the initiative, following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two segments.

(4) Reflects mark to market adjustments on our private placement warrant financial instruments. In periods after issuance, changes in the estimated fair value of the liabilities are reported through earnings.

(5) Reflects interest expense incurred related to the $2.0 billion of debt incurred, currently held in escrow until the completion of the proposed acquisition of ProQuest. Clarivate intends to use the net proceeds to finance a portion of the purchase price and therefore, considered as part of the transaction costs associated with the proposed acquisition.

(6) Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance. The 2020 detail also includes costs related to a transition services agreement and offset by the reverse transition services agreement from the sale of MarkMonitor and costs incurred in connection with and after our separation from Thomson Reuters in 2016 relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These costs were largely wound down by the end of December 31, 2020.

Free Cash Flow and Adjusted Free Cash Flow

Free cash flow is calculated using net cash provided by operating activities less capital expenditures. Adjusted free cash flow is calculated as free cash flow, less cash paid for restructuring and lease-exit activities, transition services agreement, transition, transformation and integration expenses, transaction related costs, interest on debt held in escrow, and debt issuance costs offset by cash received for hedge accounting transactions. Per Clarivate’s Non-GAAP policy effective January 1, 2021, we have ceased use of adjustments for costs in connection with our separation from Thomson Reuters including costs related to the transition services agreement and separation, integration, and transformational expenses, as well as costs related to our merger with Churchill Capital Corp in 2019.

The following table reconciles our non-GAAP free cash flow and Adjusted free cash flow measure to net cash provided by operating activities:

	Six Months Ended June 30,
(in millions)	2021	2020
Net cash provided by operating activities	$261.7	$107.6
Capital expenditures	(62.0)	(52.7)
Free cash flow	199.7	54.9
Cash paid for restructuring costs(1)	48.7	13.7
Cash paid for transaction related costs(2)	8.8	34.3
Cash paid for transition, integration and other costs(3)	1.3	12.9
Cash paid for transition services agreement(4)	—	(2.2)
Cash paid for debt issuance costs	—	7.7
Cash received for hedge accounting transactions	—	(1.7)
Adjusted free cash flow	$258.5	$119.6

(1) Reflects cash payments for costs primarily related to restructuring and lease-exit activities associated with the acquisition of DRG and CPA Global in 2020. This also includes cash paid for costs incurred in connection with the initiative, following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two segments.

(2) Includes costs incurred to complete business combination transactions, including acquisitions, dispositions and capital market activities and include advisory, legal, and other professional and consulting costs.

(3) Includes cash paid for costs incurred in 2020 and 2019 in connection with and after our separation from Thomson Reuters in 2016 relating to the implementation of our standalone company infrastructure and related cost-savings initiatives, costs for which were largely wound down by the end of December 31, 2020, as well as other costs that do not reflect our ongoing operating performance.

(4) In 2020, Transition Services Agreement represents cash receipts from the IPM Product Line divestiture.

Required Reported Data

Standalone Adjusted EBITDA

We are required to report Standalone Adjusted EBITDA, which is identical to Consolidated EBITDA and EBITDA as such terms are defined under our credit facilities, dated as of October 31, 2019 and the indenture governing our secured notes due 2026 issued by Camelot Finance S.A. and guaranteed by certain of our subsidiaries, respectively. In addition, the credit facilities and the indenture contain certain restrictive covenants that govern debt incurrence and the making of restricted payments, among other matters. These restrictive covenants utilize Standalone Adjusted EBITDA as a primary component of the compliance metric governing our ability to undertake certain actions otherwise proscribed by such covenants. Standalone Adjusted EBITDA reflects further adjustments to Adjusted EBITDA for cost savings already implemented and excess standalone costs.

Because Standalone Adjusted EBITDA is required pursuant to the terms of the reporting covenants under the credit facilities and the indenture and because this metric is relevant to lenders and noteholders, management considers Standalone Adjusted EBITDA to be relevant to the operation of its business. It is also utilized by management and the compensation committee of the Board as an input for determining incentive payments to employees.

Excess standalone costs are the difference between our actual standalone company infrastructure costs, and our estimated steady state standalone infrastructure costs. We make an adjustment for the difference because we have had to incur costs under the transition services agreement, with Thomson Reuters after we had implemented the infrastructure to replace the services provided pursuant to the transition services agreement, thereby incurring dual running costs. Furthermore, there has been a ramp up period for establishing and optimizing the necessary standalone infrastructure. Since our separation from Thomson Reuters, we have had to transition quickly to replace services provided under the transition services agreement, with optimization of the relevant standalone functions typically following thereafter. Cost savings reflect the annualized “run rate” expected cost savings, net of actual cost savings realized, related to restructuring and other cost savings initiatives undertaken during the relevant period. These costs wound down at the end of December 31, 2020.

Standalone Adjusted EBITDA is calculated under the credit facilities and the indenture by using our Consolidated Net Loss for the trailing 12-month period (defined in the credit facilities and the indenture as our U.S. GAAP net income adjusted for certain items specified in the credit facilities and the indenture) adjusted for items including: taxes, interest expense, depreciation and amortization, non-cash charges, expenses related to capital markets transactions, acquisitions and dispositions, restructuring and business optimization charges and expenses, consulting and advisory fees, run-rate cost savings to be realized as a result of actions taken or to be taken in connection with an acquisition, disposition, restructuring or cost savings or similar initiatives, “run rate” expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to the transition projected by us, costs related to any management or equity stock plan, other adjustments that were presented in the offering memorandum used in connection with the issuance of the secured notes due 2026 and earnout obligations incurred in connection with an acquisition or investment.

The following table bridges Net Loss to Adjusted EBITDA to Standalone Adjusted EBITDA, as Adjusted EBITDA reflects all but three of the adjustments that comprise Standalone Adjusted EBITDA for the periods presented:

Twelve Months Ended June 30,
(in millions)	2021
Net loss	(263.1)
Provision for income taxes	2.8
Depreciation and amortization	457.4
Interest, net	135.8
Deferred revenues adjustment(1)	22.2
Transaction related costs(2)	48.8
Share-based compensation expense	43.8
Gain on sale of Techstreet	(28.1)
Restructuring and impairment(3)	130.4
Mark to market adjustment on financial instruments(4)	95.4
Other(5)	16.7
Adjusted EBITDA	$662.1
Realized foreign exchange gain	1.5
CPA Global Adjusted EBITDA impact(6)	58.7
IncoPat Adjusted EBITDA impact(6)	0.2
Hanlim Adjusted EBITDA impact(6)	0.2
Cost savings(7)	70.3
Standalone Adjusted EBITDA	$792.9

(1) Reflects the deferred revenues adjustments recorded as a result of purchase accounting for acquired businesses.

(2) Includes costs incurred to complete business combination transactions, including acquisitions, dispositions and capital market activities and include advisory, legal, and other professional and consulting costs.

(3) Reflects costs related to restructuring and impairment of right of use assets associated with the acquisition of DRG and CPA Global in 2020, and related lease optimization plans, as well as the approved One Clarivate restructuring program in 2021. This also includes costs incurred in connection with the initiative, following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two segments.

(4) Reflects mark to market adjustments on our private placement warrant financial instruments. In periods after issuance, changes in the estimated fair value of the liabilities are reported through earnings.

(5) Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance. The 2020 detail also includes costs related to a transition services agreement and offset by the reverse transition services agreement from the sale of MarkMonitor and costs incurred in connection with and after our separation from Thomson Reuters in 2016 relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These costs were largely wound down by the end of December 31, 2020.

(6) Represents the acquisition Adjusted EBITDA for the period beginning July 1, 2020 through the respective acquisition date of each acquired business to reflect the company's Standalone Adjusted EBITDA as though acquisitions occurred at the beginning of the presented period.

(7) Reflects the estimated annualized run-rate cost savings, net of actual cost savings realized, related to restructuring and other cost savings initiatives undertaken during the period (exclusive of any cost reductions in our estimated standalone operating costs), including synergies related to acquisitions.

The foregoing adjustments (6) and (7) are estimates and are not intended to represent pro forma adjustments presented within the guidance of Article 11 of Regulation S-X. Although we believe these estimates are reasonable, actual results may differ from these estimates, and any difference may be material. See “Cautionary Note Regarding Forward-Looking Statements” in the annual report.

The following tables present the amounts of our subscription, transactional and re-occurring revenues, including as a percentage of our total revenues, for the periods indicated, as well the drivers of the variances between periods.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Three Months Ended June 30,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitive	Disposal	FX Impact	Organic
(in millions, except percentages)	2021	2020
Subscription revenues	$243.6	$216.6	$27.0	12.5%	10.8%	(4.3)%	4.6%	1.4%
Re-occurring revenues	113.7	—	113.7	100.0%	100.0%	—%	—%	—%
Transactional revenues	89.8	60.4	29.4	48.7%	37.2%	(7.7)%	3.4%	15.8%
Deferred revenues adjustment(1)	(1.4)	(3.4)	2.0	60.1%	(39.2)%	—%	—%	99.4%
Revenues, net	$445.6	$273.5	$172.1	62.9%	57.8%	(5.1)%	4.4%	5.8%
Deferred revenues adjustment(1)	1.4	3.4	(2.0)	(60.1)%	39.2%	—%	—%	(99.4)%
Adjusted revenues, net	$447.0	$276.9	$170.1	61.4%	57.6%	(5.0)%	4.3%	4.5%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Six Months Ended June 30,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitive	Disposal	FX Impact	Organic
(in millions, except percentages)	2021	2020
Subscription revenues	$478.7	$409.8	$68.9	16.8%	13.5%	(4.3)%	4.0%	3.6%
Re-occurring revenues	225.9	—	225.9	100.0%	100.0%	—%	—%	—%
Transactional revenues	173.9	109.6	64.3	58.7%	52.1%	(9.7)%	3.1%	13.3%
Deferred revenues adjustment(1)	(4.4)	(5.3)	0.9	17.3%	(81.8)%	—%	—%	99.2%
Revenues, net	$874.1	$514.1	$360.0	70.0%	64.9%	(5.5)%	3.9%	6.8%
Deferred revenues adjustment(1)	4.4	5.3	(0.9)	(17.3)%	81.8%	—%	—%	(99.2)%
Adjusted revenues, net	$878.5	$519.4	$359.1	69.1%	65.1%	(5.5)%	3.8%	5.7%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting.

The following tables and the discussion that follows presents our revenues by Product Segment for the periods indicated, as well as the drivers of the variances between periods, including as a percentage of such revenues.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
Revenues by Product Segment	Three Months Ended June 30,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitive	Disposal	FX Impact	Organic
(in millions, except percentages)	2021	2020
Science Product Segment	$202.3	$183.7	$18.6	10.1%	—%	—%	4.9%	5.2%
IP Product Segment	244.7	93.3	151.4	162.4%	170.9%	(14.9)%	3.2%	3.2%
Deferred revenues adjustment (1)	(1.4)	(3.4)	2.0	60.1%	(39.2)%	—%	—%	99.4%
Revenues, net	$445.6	$273.5	$172.1	62.9%	57.8%	(5.1)%	4.4%	5.8%
Deferred revenues adjustment (1)	1.4	3.4	(2.0)	(60.1)%	39.2%	—%	—%	(99.4)%
Adjusted revenues, net	$447.0	$276.9	$170.1	61.4%	57.6%	(5.0)%	4.3%	4.5%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
Revenues by Product Segment	Six Months Ended June 30,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitive	Disposal	FX Impact	Organic
(in millions, except percentages)	2021	2020
Science Product Segment	$393.6	$330.9	$62.7	18.9%	7.1%	—%	4.4%	7.4%
IP Product Segment	484.9	188.5	296.4	157.3%	166.9%	(15.1)%	2.9%	2.6%
Deferred revenues adjustment (1)	(4.4)	(5.3)	0.9	17.3%	(81.8)%	—%	—%	99.2%
Revenues, net	$874.1	$514.1	$360.0	70.0%	64.9%	(5.5)%	3.9%	6.8%
Deferred revenues adjustment (1)	4.4	5.3	(0.9)	(17.3)%	81.8%	—%	—%	(99.2)%
Adjusted revenues, net	$878.5	$519.4	$359.1	69.1%	65.1%	(5.5)%	3.8%	5.7%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting.

The following table presents our calculation of Adjusted Revenues for the Outlook for 2021 and reconciles this measure to our Revenues, net for the same period:

	Year Ending December 31, 2021 (Forecasted)
	Low	High
Revenues, net	$1,795.5	$1,835.5
Deferred revenues adjustment(1)	4.5	4.5
Adjusted revenues, net	$1,800.0	$1,840.0

(1) Reflects the deferred revenues adjustment as a result of purchase accounting associated with businesses that were acquired.

The following table presents our calculation of Adjusted EBITDA for the Outlook for 2021 and reconciles this measure to our Net loss for the same period:

	Year Ending December 31, 2021 (Forecasted)
(in millions)	Low	High
Net loss attributable to ordinary shares	$(146.5)	$(116.5)
Mandatory convertible preferred share dividend expense(1)	41.2	41.2
Net loss attributable to Clarivate	$(105.3)	$(75.3)
Provision for income taxes	45.1	45.1
Depreciation and amortization	523.7	523.7
Interest expense and amortization of debt discount, net	183.0	183.0
Deferred revenue adjustment(2)	4.5	4.5
Restructuring and impairment(3)	117.3	117.3
Transaction related costs(4)	(13.2)	(13.2)
Mark to market adjustment on financial instruments(5)	(30.2)	(30.2)
Share-based compensation expense	56.0	56.0
Other(6)	14.1	14.1
Adjusted EBITDA	$795.0	$825.0
Adjusted EBITDA margin	44%	45%

(1) Dividends on our mandatory convertible preferred shares (“MCPS”) are payable quarterly at an annual rate of 5.25% of the liquidation preference of $100 per share. For the purposes of calculating net loss attributable to Clarivate, we have excluded the accrued and anticipated MCPS stock dividends.

(2) Reflects the deferred revenues adjustment made as a result of purchase accounting.

(3) Reflects costs primarily related to restructuring and impairment of right of use assets associated with the acquisition of DRG and CPA Global in 2020, and related lease optimization plans, as well as the approved One Clarivate restructuring program in 2021.

(4) Includes costs incurred to complete business combination transactions, including acquisitions, dispositions and capital market activities and include advisory, legal, and other professional and consulting costs. This also includes the mark to market adjustments on the contingent stock consideration associated with the CPA Global and DRG acquisitions, as well as the mark to market adjustment associated with the CPA phantom share liability plan.

(5) Reflects mark to market adjustments on our private placement warrant financial instruments. In periods after issuance, changes in the estimated fair value of the liabilities are reported through earnings.

(6) Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items incurred that do not reflect our ongoing operating performance.

The following table presents our calculation of Adjusted Diluted EPS for the Outlook for 2021 and reconciles these measures to our Net loss for the same period:

	Year Ending December 31, 2021 (Forecasted)
	Low	High
	Per Share	Per Share
Net loss attributable to ordinary shares	$(0.22)	$(0.18)
Mandatory convertible preferred share dividend expense(1)	0.06	0.06
Net loss attributable to Clarivate	$(0.16)	$(0.12)
Restructuring and impairment(2)	0.17	0.17
Transaction related costs(3)	(0.02)	(0.02)
Share-based compensation expense	0.08	0.08
Amortization related to acquired intangible assets	0.66	0.66
Mark to market adjustment on financial instruments(4)	(0.04)	(0.04)
Interest on debt held in escrow(5)	0.07	0.07
Other(6)	0.03	0.03
Income tax impact of related adjustments	(0.09)	(0.09)
Adjusted Diluted EPS	$0.70	$0.74
Weighted average ordinary shares (Diluted)(7)	673,109,699

(1) Dividends on our mandatory convertible preferred shares (“MCPS”) are payable quarterly at an annual rate of 5.25% of the liquidation preference of $100 per share. For the purposes of calculating net loss attributable to Clarivate, we have excluded the accrued and anticipated MCPS stock dividends.

(2) Reflects costs primarily related to restructuring and impairment of right of use assets associated with the acquisition of DRG and CPA Global in 2020, and related lease optimization plans, as well as the approved One Clarivate restructuring program in 2021.

(3) Includes costs incurred to complete business combination transactions, including acquisitions, dispositions and capital market activities and include advisory, legal, and other professional and consulting costs. This also includes the mark to market adjustments on the contingent stock consideration associated with the CPA Global and DRG acquisitions, as well as the mark to market adjustment associated with the CPA phantom share liability plan.

(4) Reflects mark to market adjustments on our private placement warrant financial instruments. In periods after issuance, changes in the estimated fair value of the liabilities are reported through earnings..

(5) Reflects interest expense related to the $2.0 billion of debt, currently held in escrow until the completion of the proposed acquisition of ProQuest. Clarivate intends to use the net proceeds to finance a portion of the purchase price and therefore, considered as part of the transaction costs associated with the proposed acquisition.

(6) Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items incurred that do not reflect our ongoing operating performance.

(7) For the purposes of calculating adjusted earnings per share, the Company has excluded the accrued and anticipated MCPS stock dividends and assumed the “if-converted” method of share dilution.

The following table presents our calculation of Free Cash Flow and Adjusted Free Cash Flow for the Outlook for 2021 and reconciles this measure to our Net cash provided by operating activities for the same period:

	Year Ending December 31, 2021 (Forecasted)
(in millions)	Low	High
Net cash provided by operating activities	$432.9	$482.9
Capital expenditures	(135.0)	(135.0)
Free Cash Flow	297.9	347.9
Cash paid for restructuring costs(1)	76.2	76.2
Cash paid for transaction related costs(2)	26.9	26.9
Cash paid for other costs(3)	1.3	1.3
Cash paid for interest on debt held in escrow(4)	47.7	47.7
Adjusted Free Cash Flow	$450.0	$500.0

(1) Reflects cash payments for costs related to restructuring and lease-exit activities associated with the acquisition of primarily DRG and CPA Global in 2020. This also includes cash paid for costs incurred in connection with the initiative, following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two segments.

(2) Includes costs incurred to complete business combination transactions, including acquisitions, dispositions and capital market activities and include advisory, legal, and other professional and consulting costs.

(3) Reflects cash paid for other costs that do not reflect our ongoing operating performance.

(4) Reflects cash payments for the interest expense related to the $2.0 billion of debt incurred, currently held in escrow until the completion of the proposed acquisition of ProQuest. Clarivate intends to use the net proceeds to finance a portion of the purchase price and therefore, considered as part of the transaction costs associated with the proposed acquisition.

Media Contact:

Tabita Seagrave, Head of Global Corporate Communications

tabita.seagrave@clarivate.com

Investor Relations Contact:

Mark Donohue, Head of Global Investor Relations

mark.donohue@clarivate.com

215-243-2202